Exhibit 10.17

THE PBSJ CORPORATION

KEY EMPLOYEE SUPPLEMENTAL OPTION PLAN (KESOP)

Effective July 23, 2002

ARTICLE I

PURPOSE

The purpose of the Key Employee Supplemental Option Plan (hereinafter the “Plan”) is to reward key professionals with certain levels of monetary incentive in order to retain those key professionals beyond “mid-career” through the leadership phase of their careers and to provide further financial incentive for selected corporate officers to complete their careers with PBS&J. The Plan has two tiers, Tier 1: Key Employee Retention Program (KERP) and Tier 2: Supplemental Income Plan (SIP).

The Board of Directors of The PBSJ Corporation shall select the Participants based on formal nominations and recommendations from the Board of Directors of Post, Buckley, Schuh & Jernigan, Inc. (“PBS&J”) or their designees. The Board of Directors has been granted wide latitude in determining eligibility requirements and award amounts.

ARTICLE II

DEFINITIONS

2.1	“Award” shall mean Restricted Stock as used in Tier 1, KERP.

2.2	“Beneficiary” shall mean the person or persons who shall receive a benefit under this Plan as the result of a Participant’s death.

2.3	“Benefit” shall mean the supplemental retirement income provided under Tier 2, SIP.

2.4	“Benefit Commencement Date” shall mean the date upon which a Participant eligible to receive a benefit under the Plan Retires from his employment with the Company and commences to receive such benefit. The Benefit Commencement Date shall not precede a Participant’s 56th birthday. In the case of a Participant who becomes disabled the Benefit Commencement Date shall have the meaning set forth in Section 4.5 hereof.

2.5	“Board” shall mean the Board of Directors of The PBSJ Corporation.

2.6	“Company” or “PBS&J” shall meant Post, Buckley, Schuh & Jernigan, Inc.

2.7.	“Corporation” shall mean The PBSJ Corporation.

2.8.	“Participant” shall mean any employee of the Company, a subsidiary, or affiliate who is participating in this Plan in either Tier 1, Tier 2, or both.

2.9.	“Gross Salary” shall mean a Participant’s stated annual salary exclusive of any bonus or other compensation.

2.10.	“Plan” shall mean The PBSJ Corporation Key Employee Supplemental Option Plan as set forth herein and as amended from time to time.

2.11.	“Restricted Stock” shall mean stock of The PBSJ Corporation bearing the following language: “The shares represented by this certificate were issued under the provisions of Section 83 of the Internal Revenue Code and as per terms of an agreement dated XX/XX/XXXX between the owner (as named on the face hereof) and The PBSJ Corporation . These shares are both forfeitable and non-transferable until the owner has both reached age fifty-six (56) and completed ten consecutive years (from the date of said agreement) in the continuous employment of The PBSJ Corporation and/or its subsidiaries.”

2.12.	“Retirement” or “Retires” shall mean termination of employment and of the practice of engineering or such other discipline that Participant practices on behalf of PBS&J.

2.13.	“Service” shall mean the number of years and fractions thereof, which represent the continuous employment of a Participant by the Company, a subsidiary or affiliate.

2.14.	The use of the masculine gender in the provisions of this Plan shall be deemed to include the feminine gender unless the context indicates otherwise.

ARTICLE III

TIER 1 (KERP)

3.1	Purpose. Tier 1 Participants are those professionals in transition from “middle management” to “senior management” entering the leadership phase of their career with the Company. The purpose is to demonstrate the Participant’s value to the Company and encourage the Participant’s long-term career with the Company by increasing the Participant’s ownership in the Company. Tier 1 shall also be known as the Key Employee Retention Program or KERP.

3.2	Eligibility.

(a)	The National Service Directors shall make nominations for Participants in the Plan annually to the PBS&J Board. PBS&J’s Chief Executive Officer shall determine the time and place for making such nominations. The PBS&J Board will make recommendations to The PBSJ Board and selection as a Participant requires unanimous approval by the Board of Directors of The PBSJ Corporation.

(b)	Participant should have a minimum of five (5) years as a Senior Associate in the PBS&J Incentive Plan; have demonstrated a consistent record of profitability and commitment to growth of the Company; and exemplify the Vision, Mission and Core Values of the Company.

3.3	Award. As an Award under Tier I the Participant will receive Restricted Stock annually, if nominated and selected, in an amount equal to five percent (5%) of the employee’s annual Gross Salary for a period of up to ten (10) years. A Participant must be renominated each year based on a continued demonstration of commitment and profitability to the Company. Such Restricted Stock would vest no earlier than age fifty-six (56). If the Participant reaches age 56 during the ten-year period, Restricted Stock awarded after age 56 would not vest until the end of the 10-year period.

3.4	Forfeiture; Disability; Death

(a)	Forfeiture. A Participant shall forfeit any Restricted Stock awarded hereunder which has not vested if his/her employment is terminated as a result of (i) fraud, gross negligence, or willful misconduct; or (ii) the conviction of a felony involving moral turpitude, which conviction is no longer subject to appeal. Any determination of (i) shall be made by the Board in its complete discretion.

If Participant elects to terminate his/her employment any Restricted Stock that has not vested will be forfeited.

(b)	Disability. If a Participant becomes disabled during the period in which any Restricted Stock has been awarded but has not yet vested and such disability prevents Participant from performing his/her assigned duties for the Company as described below then Participant’s employment shall terminate and such Restricted Stock awarded shall immediately vest in Participant. The vested stock owned by Participant shall be subject to sale back to the Corporation according to the By-Laws of the Corporation.

Periods of temporary disability and leaves of absence as provided in Section 6.4 hereof shall not be deemed to interrupt continuous employment.

A Participant shall be deemed disabled or suffering from a disability (herein referred to as “Disability” or “Disabled”) if, as a result of injury, sickness, or disease, he/she is prevented from performing all of the material duties of his/her regularly assigned responsibilities with the Company for a period of ninety (90) consecutive days or more. The Board shall make the determination of whether such person is Disabled for purposes of this Plan in its sole discretion.

(c)	Death. If a Participant’s death occurs during the period in which any Restricted Stock has not vested then the Restricted Stock awarded shall immediately vest and be subject to sale back to the Company according to the By-Laws of the Company.

ARTICLE IV

TIER 2 SUPPLEMENTAL INCOME PROGRAM (SIP)

4.1	Purpose. The Tier 2 SIP is designed to allow a participating PBS&J officer to extend the leadership phase of his/her Company career all the way to Retirement from PBS&J and thus receive an annual financial reward commencing at Retirement and extending into his/her early retirement years.

4.2	Eligibility.

(a)	The Participant should have a minimum of ten (10) years as a Senior Associate as defined in the PBS&J Incentive Plan and be a corporate officer; have a consistent record of profitability and commitment to growth of the Company; exemplify the Vision, Mission and Core Values of the Company.

(b)	To receive the full amount of the Benefit designated in Participant’s Agreement, the Participant must have reached age fifty-six (56) and have been in the Program for ten (10) years. The date of entry into the Program will be the date Company and Participant enter into an agreement (“Agreement”) establishing the Participant’s Benefit Level. Age fifty-six (56) is the minimum age for vesting in all or part of the designated Benefit under the SIP Program.

(c)	If a Participant has reached age 56 for vesting in the Benefit but has not been in the Program the requisite ten (10) years and decides to Retire before attaining 10 years in the Program, the Participant will receive an annual payment on a pro rata basis determined by Participant’s tenure in the 10 year vesting requirement. [By way of example only, a Participant Retiring at age fifty-eight (58) and having only six (6) years in the Program would receive 60% of the annual Benefit Level provided in his/her Agreement.]

(d)	Annual Benefit amounts while Participant is in the Program and before Retirement will increase by the 3% COLA each year, starting with the first anniversary of the Tier 2 agreement.

(e)	Participants shall be eligible for upward movement through the Benefit Levels herein consistent with the Participant’s role and contribution to the Company, its Vision, Mission, and Core Values.

4.3	Benefit Levels.

Level 1:	Vice Presidents	$15,000 per year up to 10 years

Level 2:	Senior Vice Presidents	Up to $35,000 per year for 10 years

Level 3:	Board of Directors	Up to $50,000 per year for 10 years

Level 4:	Executive Officers[1]	Up to $75,000 per year for 15 years

4.4	Forfeiture.

(a)	To be eligible to receive the Benefit once the vesting requirements have been met and Participant has Retired, the Participant must not act in any capacity for any business enterprise which competes in a substantial degree with the Company or any subsidiary or affiliate thereof, nor engage in any activity which involves substantial competition with the Company for a period of one (1) year after Retiring from the Company without the consent of the Company. Such consent shall not be withheld unless the Participant’s competitive activities on behalf of another employer could be reasonably expected to significantly impact in an adverse manner the operations of the Division in which the Participant had been assigned prior to Retirement.

(b)	Participant agrees not to reveal to any third party any trade secrets or other confidential or proprietary information of the Company, including but not limited to, client lists, operational methods, financial information or other information the Company generally regards and protects as confidential and proprietary.

(c)	If Participant should violate subsections (a) and/or (b) above without the consent of the Company such Participant’s entire or remaining Benefit payments, as the case may be, shall be forfeited.

4.5	Disability Benefits.

(a)	Disability Before Ten Years Participation. If a Participant becomes Disabled or suffers from a Disability prior to meeting either the age 56 requirement or 10 years in the program, he/she shall be entitled to receive a Benefit amount equal to that which the Participant would have been eligible to receive had he/she Retired on the same date as the date of determination of the Disability. That Benefit amount shall be calculated according to the provisions of paragraph 4.2(c). Said amount would be payable for ten (10) years commencing upon Participant’s determination of Disability, provided, however, that Participant must have been in the Plan for at least 6 months.

(b)	Disability After Ten Years Participation. If a Participant becomes Disabled or suffers from a Disability after meeting the age 56 and 10 year tenure requirement for receiving his/her designated Benefit hereunder but before Benefit payments have

[1]	Chairman, President, CEO, CFO, COO

commenced, the Participant shall be entitled to receive payments starting immediately for the entire 10-year Benefit period. The annual amount thereof shall be equal to the annual Benefit Level amount that the Participant was entitled to receive upon Retirement.

4.6	Death Benefits.

(a)	Death Before Ten Years Participation. If a Participant’s death occurs prior to Retirement, his Beneficiary shall be entitled to receive a Death Benefit (hereinafter referred to as the “Death Benefit”) in an amount equal to that which the Participant would have been eligible to receive had he/she Retired on the same date as the date of death. That amount would be calculated according to the provisions of paragraph 4.2(c). Said amount would be payable for ten (10) years commencing upon Participant’s Death, provided, however, that Participant must have been in the Plan for at least 6 months.

(b)	Death After Ten Years Participation. If a Participant’s death occurs after meeting the age 56 and 10 year tenure requirement for receiving his/her designated Benefit hereunder but before Benefit payments have commenced or before he has received all payments hereunder, the Participant’s Beneficiary shall be entitled to receive payments starting immediately for the entire Benefit period. The annual amount thereof shall be equal to the annual Benefit Level amount (or Disability) that the Participant had been receiving or was entitled to receive.

4.7	Suicide Disqualification. Notwithstanding Section 4.5 hereof, no Benefits shall be payable to a Beneficiary if the Participant’s death resulted from suicide within two (2) years after he/she becomes a Participant.

4.8	Designation of Beneficiary. Each Participant, immediately upon becoming a Participant, shall designate in writing the Beneficiary who shall receive a Benefit as a result of his death. The Participant may change the Beneficiary from time to time, at his discretion, by notifying the Company in writing.

In the event the Beneficiary dies before all Benefit payments to which the Beneficiary is entitled are made hereunder, the remaining payments shall be paid to the personal representative of the Beneficiary’s estate in accordance with applicable state law. If a Participant fails to designate a Beneficiary, or if no Beneficiary survives the Participant, the Benefit payments due hereunder shall be made to the personal representative of the Participant’s estate in accordance with applicable state law.

ARTICLE V

CLAIMS PROCEDURE

5.1.	In the event a Participant (or Beneficiary) does not receive a distribution of a Benefit to which he/she believes he/she is entitled, he may present a claim to the Executive Committee. The claim for Benefits must be in writing and addressed to the Corporation.

The decision of the Board shall be made within sixty (60) days after receipt of a request for review and shall be communicated in writing to the claimant. Such written notice shall set forth the basis for the Board’s decision. If there are special circumstances (such as the need for a hearing) which require an extension of time for completing the review, the Board’s decision shall be rendered not later than one hundred twenty (120) days after receipt of a request for a review.

Should the Participant reject the Board’s determination the Parties will attempt to resolve their differences through mediation using a mutually agreed upon mediator whose costs shall be shared equally by the Parties. If the Parties cannot resolve the issue through mediation and one party institutes litigation it must be filed with a court of competent jurisdiction with venue in Miami-Dade County, Florida unless the Parties agree on another venue.

In any litigation involving this Plan, the prevailing party will be entitled to receive its reasonable attorneys’ fees and costs including any appellate proceedings.

ARTICLE VI

MISCELLANEOUS PROVISIONS

6.1	Source of Benefits. The Benefits which are provided by this Plan shall be paid by the Company to a Participant out of its general assets, purchase of annuities, restricted stock, or any other source, including the establishment of a trust, for the purpose of assuring the payment of Benefits; provided, however, that such assets remain subject to the claims of the general creditors of the Company. The Company, in its sole discretion, may apply for and procure as owner, and for its own benefit, insurance on the life of the Participant in such amounts and in such forms as the Company may choose. The Participant shall have no interest whatsoever in any such policy or policies, but, at the request of the Company, shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to which the Company has applied for insurance.

6.2	Employment Rights. This Plan shall not be deemed to create a contract of employment between the Company and any Participant and shall create no right for a Participant to continue in the Company’s employ for any specific period of time, or to create any other rights in a Participant or obligations on the part of the Company, except as are set forth herein, nor shall this Plan restrict the right of the Company to discharge or terminate a Participant.

6.3	Independence of Benefits. The amounts payable under this Plan shall be independent of, and in addition to, any other benefits or compensation payable to a Participant. This Plan shall not cause a change in a Participant’s compensation, nor have any effect whatsoever on benefits payable to a Participant under any benefit plan covering employees of the Company.

6.4	Leaves of Absence. A leave of absence granted by the Company to a Participant shall not be deemed an interruption in continuous employment of the Participant for purposes of determining eligibility pursuant to this Plan.

6.5	Assignability. A sale, transfer, alienation, assignment, pledge, collateralization, or attachment of any Award or Benefit provided by this Plan is prohibited and shall not be recognized nor deemed to be valid by the Company.

6.6	Withholding of Taxes. The Company shall withhold applicable federal, state, and local taxes from the Benefit payments due hereunder to the extent such withholding is required by reason of such laws.

6.7	Amendment and Termination of Plan. The Corporation intends to continue this Plan indefinitely. However, the Board of Directors of the Corporation reserves the right to amend, alter, modify, or revoke the Plan for its Participants at any time, without the approval of the shareholders of the Corporation provided:

(a)	Such action shall apply equally to all Participants similarly situated;

(b)	Such action shall not affect in any manner the Benefit payable to a Participant if payment of such Benefit commenced before such action was taken; and

(c)	If such action has the effect of reducing or eliminating Benefits or making the eligibility requirements to receive a Benefit more stringent, each Participant shall be eligible to receive his/her stated Benefit or Disability Benefit which shall be the greater of:

(i)	in Tier 1, the Restricted Stock already awarded as provided in Article 3 hereof with the vesting of that Restricted Stock according to the terms of Article 3, or any Award provided in accordance with any amendments, alterations, or modification of the Plan, which become effective after July 23, 2002.

(ii)	in Tier 2,

a.	the stated Benefit or Disability Benefit, as provided in Article 4 hereof calculated in accordance with Article 4 hereof based on his/her eligibility and Benefit Level immediately prior to the effective date of such amendment, alteration, modification or revocation, and such Benefit will be payable commencing upon the Benefit Commencement Date or death, as set forth in Article 4 hereof.

b.	the Benefit payable in accordance with any amendments, alterations, or modifications of the Plan, which become effective after July 23, 2002.

6.8.	Administration. The Board shall have the full power and authority to interpret, construe, and administer this Plan on behalf of the Corporation and its interpretations and construction hereof shall be binding and conclusive on all Participants for all purposes. No member of the Corporation shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his own willful misconduct or lack of good faith.

The criteria for eligibility for Tier Tier II and I outlined in this Plan are guidelines, and selection of Participants in either Tier who have not met all requirements is within the discretion of the Board.

6.9.	Separate Account. To the extent required by law, the Company shall establish separate accounts for the Benefit of each Participant.

6.10	Separate Agreements. The Corporation shall enter into separate agreements (the “Agreement”) with Participants providing for the grant of Awards or Benefits described hereunder. In the event of any inconsistency between any such Agreement and the Plan, the Agreement shall govern.

6.11	Governing Law. The laws of the State of Florida shall govern this Plan without regard to the conflict of laws thereof.

6.12	Paragraph Captions. Paragraph and other captions contained in this Plan Document are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Plan Document or any provision hereof.

End of Document